Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), entered into on October 22, 2018 (the “Effective Date”), is made by and between Seunghoon Lee (the “Executive”), MagnaChip Semiconductor Corporation, a Delaware corporation (“Parent”) and MagnaChip Semiconductor, Ltd. (together with any of its Affiliates as may employ the Executive from time to time, any and all successors thereto, and Parent, the “Company”).

RECITALS

A. The Company and the Executive desire to enter into this Agreement to assure the Company of the continued exclusive services of the Executive and to set forth the rights and duties of the parties hereto.

B. Except as otherwise set forth herein, this Agreement is intended to supersede any prior agreements or understandings, whether formal or informal, between the Executive and the Company or any of its Affiliates (as defined below), including, without limitation, the letter agreement, dated as of November 3, 2015, by and between the Executive, the Company and Parent (the “Prior Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.
Certain Definitions.
(a)
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.
(b)
“Agreement” shall have the meaning set forth in the preamble hereto.
(c)
“Annual Base Salary” shall have the meaning set forth in Section 3(a).
(d)
“Annual Bonus” shall have the meaning set forth in Section 3(b).
(e)
“Board” shall mean the Board of Directors of the Company.
(f)
The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude (or, in each case, equivalent crimes in a jurisdiction other than the United States), but excluding minor traffic violations; (ii) the Executive’s commission of fraud, embezzlement, or misappropriation of funds; (iii) a breach by the Executive of his fiduciary duty to the Company or any of its Affiliates; (iv) the Executive’s refusal to fulfill the Executive’s duties and responsibilities (other than by reason of death or Disability) to the Company or any of its Affiliates; (v) the Executive’s material violation of any established lawful policy of the Company or any of its Affiliates; (vi) the Executive’s material breach of any of the terms of any agreement the Executive has with the Company or any of its Affiliates; (vii) the Executive’s habitual use of illicit drugs or habitual abuse of alcohol that affects his job performance; or (viii) any gross negligence, material misconduct, or material wrongful act or omission on the Executive’s part in connection with the Executive’s duties and responsibilities to the Company or any of its Affiliates. The Company may terminate the Executive’s employment for Cause under this Agreement following issuance to the Executive of written notice of the circumstances the Company believes constitute Cause within ninety (90) days after it becomes aware of such circumstances; provided, however, that if the basis for termination is curable, then the Executive shall have fifteen (15)

days after receipt of such written notice to cure such basis, and if not cured, the Company may terminate the Executive’s employment for Cause within ninety (90) days after the expiration of such cure period. If, within ninety (90) days subsequent to the Executive’s termination of employment for any reason other than by the Company for Cause, the Company determines that the Executive’s employment could have been terminated for Cause, the Executive’s employment will be deemed to have been terminated for Cause for all purposes, and the Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been payable to the Executive had such termination been by the Company for Cause; provided, however that the Company’s ability to retroactively determine that the Executive’s employment could have been terminated for Cause under this sentence will cease upon the occurrence of a Change in Control.
(g)
“Change in Control” has the meaning given to such term in the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan.
(h)
“Code” shall mean the Internal Revenue Code of 1986, as amended.
(i)
“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death or (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(b).
(j)
“Disability” shall mean a finding by the Company of the Executive’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his inability to perform the essential functions of his position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.
(k)
“Executive” shall have the meaning set forth in the preamble hereto.
(l)
“Final Base Salary” means the Executive’s Annual Base Salary as in effect immediately prior to the termination of the Executive’s employment (or, if clause (i) or (ii) of “Good Reason” is implicated, immediately before any relevant diminution of the Executive’s Annual Base Salary).
(m)
The Executive shall have “Good Reason” to resign from his employment pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company without his consent: (i) if upon or following a Change in Control, a diminution in the Executive’s Annual Base Salary, Target Annual Bonus opportunity; (ii) if prior to a Change in Control, a diminution in (A) the Executive’s Annual Base Salary, other than an across the board cumulative reduction of no more than fifteen (15%) that applies in a similar manner to all similarly-situated members of the senior management of the Company or (B) the Executive’s Target Annual Bonus opportunity (other than a reduction that occurs as a result of a reduction described in clause (A) hereof); (iii) the Company’s material breach of any of the material terms of any material agreement between the Executive and the Company or any of its Affiliates; or (iv) a non-temporary relocation of the Executive’s primary work location by the Company to a location that is more than thirty-five (35) miles from the Executive’s principal place of employment as of the date hereof (which the parties acknowledge is Seoul, South Korea and/or Cheongju, South Korea) and that increases the Executive’s one-way commute to work by more than thirty five (35) miles. The Executive will not have Good Reason to terminate the Executive’s employment and receive payments or benefits under Section 5(b) of this Agreement unless the Executive provides the Board with written notice of the circumstances the Executive believes constitute Good Reason within thirty (30) days after the occurrence of such circumstances. If the Company does not cure within fifteen (15) days after receipt of such written notice, then the Executive may terminate the Executive’s employment for Good Reason within ninety (90) days after the expiration of such cure period. If the Executive terminates the Executive’s employment prior to the expiration of the fifteen

(15) day cure period or more than ninety (90) days after the expiration of the cure period, the Executive will not be treated as having terminated the Executive’s employment for Good Reason.
(n)
“Inventions” shall have the meaning set forth in Section 7(c)(i).
(o)
“Notice of Termination” shall have the meaning set forth in Section 4(b).
(p)
“Parent” shall have the meaning set forth in the preamble hereto.
(q)
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
(r)
“Proprietary Rights” shall have the meaning set forth in Section 7(c)(i).
(s)
“Target Annual Bonus” means the Executive’s target Annual Bonus, expressed as a percentage of the Annual Base Salary, under the terms of the Company’s Profit Sharing Plan as are then in effect.
(t)
“Term” shall have the meaning set forth in Section 2(b).
2.
Employment.
(a)
In General. The Company shall employ the Executive, and the Executive shall be employed by the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.
(b)
Term of Employment. The term of this Agreement (the “Term”) shall begin on the Effective Date and remain in effect, until terminated as provided in Section 4.
(c)
Position and Duties.
(i)
During the Term, the Executive shall serve as Executive Vice President of Manufacturing of MagnaChip Semiconductor, Ltd., with responsibilities, duties and authority customary for such position; provided, however, that the Board or the Chief Executive Officer of the Company (the “CEO”) may alter such responsibilities, duties and authority from time to time. The Executive shall also serve as an officer of other Affiliates of the Company as requested by the Board or the CEO. Except as otherwise provided herein, the Executive shall not be entitled to any additional compensation for service as a member of the Board or other positions or titles he may hold with any Affiliate of the Company to the extent he is so appointed. The Executive shall report to the CEO or any other officer of the Company as may be designated by the Board or the CEO. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable, and religious boards and (B) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its Affiliates, and do not otherwise compete with the business of the Company or its Affiliates.
(ii)
The Executive’s employment shall be principally based at the Company’s offices in Seoul, South Korea or Cheongju, South Korea. The Executive shall perform his duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.
3.
Compensation and Related Matters.
(a)
Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of Two Hundred Fifty Million Korean Won (KRW 250,000,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”)1.
(b)
Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under the terms of the Company’s Profit Sharing Plan as are then in effect. It is currently intended that the Board will set the Executive’s target Annual Bonus at 50%of the Executive’s Annual Base Salary.
(c)
Equity Compensation. On or before October 31, 2018, subject to the Executive’s continued employment on such date, the Executive will receive equity grants in respect of 2018 in the form of (i) annual operation planning-based performance stock units (“AOP PSUs”), (ii) relative total shareholder return-based performance stock units (“TSR PSUs”), and (iii) time-based restricted stock units, in each case pursuant to an award agreement in a form generally consistent with the applicable 2018 award agreements with the Company’s senior executives, as well as the grant amounts and achievement criteria set forth in Exhibit 1. Subject to the Executive’s continued employment with the Company, the Executive will receive additional AOP PSU grants with respect to 2019 and 2020 (the “2019 Grants” and the “2020 Grants”, respectively) that are generally subject to same terms as in the 2018 AOP PSU award agreement, except as otherwise set forth in Exhibit 1.
(d)
Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect, in accordance with their terms, including, without limitation, medical and welfare benefits. For the avoidance of doubt, nothing in this Agreement shall limit or otherwise affect the rights that the Executive may have under any statutory pension under Korean law that is accrued to his account as of the effective date of his separation from the Company.
(e)
Annual Vacation. During the Term, the Executive shall be entitled to paid-time-off (including vacation days) on an annual basis in accordance with the Company’s applicable policies and practices. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.
(f)
Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.

1 Subsequent to the Effective Date of this Agreement, Mr. Seunghoon Lee’s Annual Base Salary was increased by the Company 20%, effective beginning October 1, 2020, and by a further 10% effective beginning January 27, 2022. Accordingly, Mr. Lee’s Annual Base Salary as of April 30, 2026 was KRW 330,000,000 (approximately US$223,562 based on the KRW/USD exchange rate of 1,476.10:1 as of April 30, 2026 as quoted by KEB Hana Bank).

4.
Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:
(a)
Circumstances.
(i)
Death. The Executive’s employment hereunder shall terminate upon his death.
(ii)
Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice, provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.
(iii)
Termination with Cause. The Company may terminate the Executive’s employment with Cause.
(iv)
Termination without Cause. The Company may terminate the Executive’s employment without Cause.
(v)
Resignation with Good Reason. The Executive may resign from his employment with Good Reason.
(vi)
Resignation without Good Reason. The Executive may resign from his employment without Good Reason upon not less than thirty (30) days’ advance written notice to the Board.
(b)
Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. If the Executive delivers a Notice of Termination under Section 4(a)(v) or (a)(vi), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.
(c)
Termination and Resignation of All Positions. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions and offices that the Executive then holds with the Company and its Affiliates. In addition, as applicable, if the Executive fails to resign from any such positions or offices, the Company shall be relieved of its obligations under Section 5(b) hereof.
5.
Company Obligations upon Termination of Employment.
(a)
In General. Subject to Section 10(a), upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any Annual Bonus for the year prior to the year in which the Date of Termination occurred, that was earned but not yet paid, (iii) any expenses owed to the Executive under Section 3(f), and (iv) any vested payment or benefit arising from the Executive’s participation in, or benefits under, any qualified employee benefit plans, programs, or arrangements under Section 3(d) (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits (the “Accrued Obligations”). Notwithstanding anything to the contrary, upon a Termination with Cause, and only in the case of such a termination, the Accrued Obligations shall not include the amount set forth in clause (ii) of the preceding sentence or any other amounts or benefits not payable in accordance with the terms and conditions of any employee benefit plan, program or arrangement.
(b)
Termination without Cause or Resignation with Good Reason. Subject to Section 10(a) and subject to the Executive’s continued compliance with the covenants contained in Sections 6, 7 and 10, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv) or the Executive resigns from his employment with Good Reason pursuant to Section 4(a)(v), the Company shall, in addition to the Accrued Obligations:
(i)
continue to pay the Final Base Salary in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the earlier to occur of (A) the first anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 or 7 (the “Salary Payment”), and if the Date of Termination occurs after June 30 of the calendar year in which the Date of Termination occurs, pay the Executive a prorated portion of the Annual Bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, based on actual performance achievement for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year (the “Pro Rata Bonus”, together with the Salary Payment, the “Severance Payment”). Notwithstanding the foregoing, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv) or the Executive resigns from his employment with Good Reason pursuant to Section 4(a)(v), in each case, either (x) during a period of time when the Company is party to a definitive corporate transaction agreement, the consummation of which would result in a Change in Control or (y) within eighteen (18) months following a Change in Control (such a termination a “CIC Qualified Termination”), then the Severance Payment shall instead equal the sum of (xx) one (1) times the Final Base Salary, payable over twelve (12) months and (yy) if the Date of Termination occurs after June 30 of the calendar year in which the Date of Termination occurs, an amount equal to an additional month of base salary for each month that has passed since July 1 through the Date of Termination (rounding up for any partial months), and payable in a lump sum on the sixtieth (60th) day following the Date of Termination, in each case so long as the Release (as defined below) has become effective and the Executive has not violated any covenant contained in Section 6 or 7, in which case the Severance Payment shall be forfeited; for the avoidance of doubt, if the Date of Termination occurs in July, the payment in clause (yy) above will be equal to one (1) month’s base salary; and

(ii)
provide for vesting of outstanding unvested equity awards (A) for any awards granted prior to January 1, 2018, in full as of the Date of Termination, and (B) for any awards granted on or following January 1, 2018, as set forth in the applicable award agreement or on Exhibit 1, as applicable;

provided, however, that all payments and benefits to be paid or provided pursuant to this Section 5(b) shall commence on the sixtieth (60th) day following the Date of Termination, and, only with respect to any cash payments, the initial installment of such payments shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.

Notwithstanding any provision in this Agreement to the contrary, if the Executive breaches any of the covenants contained in Sections 6 and 7 hereof, the Company shall have the right to cease providing any payments or benefits under this Section 5(b) and, if requested, the Executive shall repay to the Company within sixty (60) days of such request any previously paid payments or benefits under this Section 5(b); provided that the foregoing shall not apply unless the Company provides the Executive with written notice of the circumstances it believes constitutes a breach of such covenants within ninety (90) days after it becomes aware of such circumstances; provided further that, if the basis for the alleged breach is curable, then the Executive shall have fifteen (15) days after receipt of such written notice to cure such basis.

Payment of the amounts and benefits under this Section 5(b) is in lieu of any other severance or separation pay payable to the Executive whether under any employment agreement, offer letter or severance program, plan or policy, applicable law (including law of the Republic of Korea) or other statute, or otherwise; provided that nothing in this Agreement shall limit or otherwise affect the rights of the Executive may have under any statutory pension under Korean law that has accrued to the Executive’s account as of the Date of Termination.

(c)
Release. Notwithstanding anything herein to the contrary, the amounts payable and benefits to be provided to the Executive under Section 5(b), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate’s, if applicable) execution and non-revocation of a general waiver and release of claims agreement generally consistent with the form attached as Exhibit 2 hereto (as appropriately modified to comply with applicable law, the “Release”) (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination.
(d)
Survival. The obligations of any of the parties under this Agreement which by their nature may require either partial or total performance after the termination of the Term or this Agreement (including those under Sections 6, 7, 8, 9, and 10) will survive any termination of this Agreement.
6.
Non-Competition; Non-Solicitation; Non-Hire.
(a)
To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s employment with the Company, and for the twelve (12) month period following the Executive’s termination of employment for any reason, the Executive will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that competes with any of the businesses of the Company. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business;
(b)
To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s employment with the Company, and for the twelve (12) month period following the

Executive’s termination of employment for any reason, the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director, employee or consultant of the Company to terminate their relationship with or leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any officer, director, employee, or consultant thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is, or at any time in the twelve (12) months preceding the Date of Termination was, an officer, director, employee or consultant of the Company or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company, on the other hand.
(c)
In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The Executive hereby acknowledges that the terms of this Section 6 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. The Executive hereby authorizes the Company to inform any future employer or prospective employer of the existence and terms of Sections 6 and 7 of this Agreement without liability for interference with the Executive’s employment or prospective employment.
(d)
As used in this Section 6, the term “Company” shall include Parent, the Company, and any direct or indirect subsidiaries thereof or any successors thereto.
7.
Non-Disclosure of Confidential Information; Non-Disparagement; Intellectual Property.
(a)
Non-Disclosure of Confidential Information; Return of Property. The Executive recognizes and acknowledges that he has access to confidential information and/or has had or will have material contact with the Company’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. The Executive agrees that during his employment and in perpetuity thereafter, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.
(b)
Non-Disparagement. The Executive shall not, at any time during his employment and in perpetuity thereafter, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company, or any of its successors, directors or officers. The foregoing shall not be violated by the Executive’s truthful responses to legal process or inquiry by a governmental authority.
(c)
Intellectual Property Rights.
(i)
The Executive agrees that the results and proceeds of the Executive’s services for the Company (including any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Affiliates), and the Company or such Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(ii)
The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(c)(ii) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s employment with, or service to, the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such

Inventions in any and all countries shall continue beyond the termination of the Executive’s employment with the Company.
(d)
As used in this Section 7, the term “Company” shall include Parent, the Company, and any direct or indirect subsidiaries thereof or any successors thereto.
(e)
Protected Disclosures.
(i)
Nothing in this Agreement will preclude, prohibit or restrict the Executive from (A) communicating with, any federal, state or local administrative or regulatory agency or authority, including the Securities and Exchange Commission (the “SEC”); (B) participating or cooperating in any investigation conducted by any governmental agency or authority; or (C) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.
(ii)
Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
(iii)
Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (1) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (2) for the purpose of reporting or investigating a suspected violation of law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (C) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.
(iv)
The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 7(e) shall be deemed to be amended to reflect the same.
8.
Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without posting a bond). In the event of any breach or violation by the Executive of any of the covenants contained in Section 6 and 7, the time period of such covenant with respect to the Executive shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.
9.
Cooperation. The Executive agrees that, subject to the Executive’s reasonable availability, during and after the Executive’s employment by the Company, and without the necessity of the Company obtaining a subpoena or court order, the Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company Releasees (as defined in the Release), which relates to events occurring during the Executive’s employment (including furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided that the Company shall reimburse the Executive for reasonable out-of-pocket expenses the Executive incurs that are associated with any such cooperation; provided further that any such cooperation occurring after the termination of the Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs. Notwithstanding anything herein to the contrary, the preceding cooperation covenant shall not apply to any suit, action, proceeding, investigation, defense or claim that arises out of or relates to a dispute between the Executive and any of the Company Releasees.
10.
Section 409A of the Code.
(a)
General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A or any damages for failing to comply with Section 409A.
(b)
Separation from Service under Section 409A. To the extent Section 409A is applicable, notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(a) or (b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5(a) or (b), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 10(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; (v) if the sixty day period following the Date of Termination ends in the calendar year following the year that includes the Date of Termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the Date of Termination, regardless of when the Release is signed; and (vi) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
11.
Section 280G of the Code.
(a)
If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.
(b)
Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11(b).

12.
Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due to the Executive (including under Section 5) shall be paid to his estate.
13.
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.
14.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.
Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, email or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):
(a)
If to the Company, to it at its current executive offices, Attn: Chief Executive Officer.
(b)
If to the Executive, at his most recent address on the payroll records of the Company.
16.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
17.
Entire Agreement. The terms of this Agreement (together with any pre-invention assignment agreements with the Company and any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and its Affiliates and to supersede any and all prior employment agreements, offer letters, severance agreements and similar agreements, plans, provisions, understandings or arrangements, whether written or oral (including, without limitation, the Prior Agreement), and all such prior agreements, plans, provisions, understandings or arrangements shall be null and void in their entirety and of no further force or effect as of the Effective Date. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
18.
Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
19.
No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
20.
Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.
21.
Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.
22.
Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
23.
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
24.
Clawback. To the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any securities exchange or inter-dealer quotation service on which equity of the Company or Parent is listed or quoted, or if so required pursuant to a written policy adopted by the Company or Parent, payments under this Agreement or in respect of Company or Parent equity incentive awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement and all agreements governing the terms of Company or Parent incentive equity compensation).
25.
Other Benefit Plans. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as expressly required otherwise by law or the terms of such plan.
26.
Employee Representations. The Executive represents, warrants and covenants that (i) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (iii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject, and (v) the Executive shall keep all terms of this Agreement confidential, except with respect to disclosure to the Executive’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential.
27.
Equity Ownership. The Executive will be subject to such stock ownership guidelines and holding requirements as may be implemented by the Board from time to time.

[signature page follows]

The parties have executed this Agreement as of the date first written above.

MAGNACHIP SEMICONDUCTOR, LTD.

By: /s/ Young-Joon Kim
Name: Young-Joon Kim
Title: Representative Director

MAGNACHIP SEMICONDUCTOR CORPORATION

By: /s/ Young-Joon Kim
Name: Young-Joon Kim
Title: Chief Executive Officer

EXECUTIVE

/s/ Seunghoon Lee
Seunghoon Lee

EXHIBIT 2

FORM OF RELEASE

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the Employment Agreement dated [__________], 2018, between MagnaChip Semiconductor, Ltd. (the “Company”), MagnaChip Semiconductor Corporation, a Delaware corporation (“Parent”), and [__________] (my “Employment Agreement”).

For and in consideration of the payments and benefits under Section 5(b) of the Employment Agreement, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company, Parent and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under national, federal, provincial, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar national, provincial, state, or local laws of the United States, the Republic of Korea or any other jurisdiction. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a ”Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive payments and benefits under Section 5(b) of the Employment Agreement in accordance with the terms of the Employment Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company, (iii) any vested rights I may have under any qualified employee benefit plans, programs or policies of the Company and any of its Affiliates, or (iv) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (a) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver); or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

I understand that nothing in this Agreement will preclude, prohibit or restrict me from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the EEOC or any other federal state or local administrative agency or regulatory authority.

Nothing in this Agreement, or any other agreement with the Company, prohibits or is intended in any manner to prohibit, me from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit my right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. I do not need the prior authorization of anyone at the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.

Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). I cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

I acknowledge that I have been given at least [21]/[45]1 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before [21]/[45] days have elapsed, I do so knowingly,

1 NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to payments or benefits under Section 5(b) of the Employment Agreement unless this Release is effective on or before the date that is 60 days following the Date of Termination (as defined in the Employment Agreement).

I hereby agree to waive any and all claims to re-employment with the Company or any of its affiliates and affirmatively agree not to seek further employment with the Company or any of its affiliates.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release.

[Name]

Date